Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

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October 31, 2024
PROCEPT BioRobotics Corporation
150 Baytech Drive
San Jose, California 95134
Re:    Registration Statement on Form S-3 (No. 333-273569)
Up to 2,211,537 shares of common stock, $0.00001 par value per share
To the addressee set forth above:
We have acted as special counsel to PROCEPT BioRobotics Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 1,923,076 shares (the “Primary Shares”) of common stock, $0.00001 par value per share (the “Common Stock”) and the sale of 288,461 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”) by the selling stockholder (the “Selling Stockholder”) identified in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below) sold upon exercise of the underwriters’ option to purchase additional shares. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2023 (Registration No. 333-273569) (as amended, the “Registration Statement”) and were offered pursuant to a base prospectus dated August 1, 2023 (the “Base Prospectus”), a preliminary prospectus supplement dated October 28, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated October 29, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares were sold pursuant to an underwriting agreement dated October 29, 2024 among the Company, the Selling Stockholder and BofA Securities, Inc., Piper Sandler & Co. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

October 31, 2024 Page 2
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
(i) When the Primary Shares were duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Primary Shares was duly authorized by all necessary corporate action of the Company, and the Primary Shares were validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
(ii) The Secondary Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 31, 2024 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP